TCW Direct Lending Strategic Ventures LLC

Financial Statements

March 31, 2020

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)

Financial Statements

Schedules of Investments as of March 31, 2020 (unaudited) and December 31, 2019	2-5

Statements of Assets and Liabilities as of March 31, 2020 (unaudited) and December 31, 2019	6

Statements of Operations for the three months ended March 31, 2020 and 2019 (unaudited)	7

Statements of Changes in Members’ Capital for the three months ended March 31, 2020 and 2019 (unaudited)	8

Statements of Cash Flows for the three months ended March 31, 2020 and 2019 (unaudited)	9

Notes to Financial Statements (unaudited)	10-20

Administration	21

SCHEDULE OF INVESTMENTS

March 31, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan	1.1%	$2,530,456	11/22/20	$2,530,456	$2,229,332
			12.25% (PRIME + 9.00% , 1.00% Floor)
	School Specialty, Inc.	04/07/17	Term Loan A	8.3%	18,999,671	11/22/20	18,802,943	16,738,711
			12.25% (PRIME + 9.00% , 1.00% Floor)

				9.4%			21,333,399	18,968,043

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	4.4%	9,526,385	07/18/23	9,421,821	8,821,433

			8.34% (LIBOR + 6.75% , 1.25% Floor)
Distributors
	ASC Acquisition Holdings, LLC	02/05/20	PIK Term Loan	1.2%	2,359,849	02/22/22	2,305,478	2,359,849
			11.75% (LIBOR + 5.00% , 0.00% Floor, 2.50% PIK)
	ASC Acquisition Holdings, LLC	02/25/19	Term Loan	7.4%	17,699,210	02/22/22	17,359,059	14,654,946

			11.78% (LIBOR + 7.50% , 0.00% Floor, 2.50% PIK)
Food Products
	Harvest Hill Beverage Company	01/20/16	Term Loan A2	27.2%	55,305,185	01/19/21	55,094,327	54,033,166
			7.50% (LIBOR + 6.50% , 1.00% Floor)
	Tonos 1 Operating Corp.	01/30/20	Exit Term Loan B2	3.0%	5,887,988	01/31/24	6,022,086	5,858,548
			8.96% (LIBOR + 7.25% , 1.00% Floor)
	Tonos US LLC	01/30/20	Exit Term Loan B1	11.8%	23,551,950	01/31/24	24,088,346	23,434,190
			8.96% (LIBOR + 7.25% , 1.00% Floor)

				42.0%			85,204,759	83,325,904

	Hotels, Restaurants & Leisure
	KBP Investments, LLC (1)	05/14/18	Delayed Draw Term Loan	3.8%	7,661,597	05/14/23	7,661,597	7,500,704
			6.54% (LIBOR + 5.50% , 1.00% Floor)
	KBP Investments, LLC (1)	05/14/18	Term Loan	8.1%	16,477,755	05/14/23	16,140,394	16,131,722
			7.21% (LIBOR + 5.50% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	4.6%	10,564,849	08/26/21	10,537,239	9,191,419
			8.41% (LIBOR + 7.00% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	14.6%	33,324,731	08/26/21	33,137,850	28,992,516
			8.84% (LIBOR + 7.00% , 1.00% Floor)

				31.1%			67,477,080	61,816,361

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	46.0%	92,445,914	06/12/22	92,010,981	90,966,780

			6.75% (LIBOR + 5.25% , 1.50% Floor)
	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	10.6%	21,764,510	05/06/21	21,646,634	20,872,165
			8.86% (LIBOR + 7.25% , 1.00% Floor)
	ENA Holding Corporation	05/06/16	Revolver	2.0%	4,094,122	05/06/21	4,094,122	3,926,263
			8.81% (LIBOR + 7.37% , 1.00% Floor)

				12.6%			25,740,756	24,798,428

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	5.4%	10,691,953	08/28/22	10,536,874	10,745,413

			10.07% (LIBOR + 9.00% , 1.00% Floor)

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

March 31, 2020

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT (continued)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	12.1%	$24,091,614	03/27/23	$23,875,897	$24,091,613

			7.00% (LIBOR + 5.75% , 1.25% Floor)
Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan	11.3%	28,650,323	07/01/21	28,555,869	22,347,252

			10.29% (LIBOR + 8.00%, 1.00% Floor, 0.38% PIK)
TOTAL DEBT (182.9%)				182.9%			383,821,973	362,896,022

EQUITY				Shares/ Contracts	Cost
Commercial Services & Supplies
	School Specialty, Inc.	Warrant, expires 12/27/22	0.0%	308,385	78,935	—

Distributors
	Animal Supply Holdings LLC	Class A Common Stock	0.0%	7,455	538,610	—

TOTAL EQUITY (0.0%)			0.0%		617,545	—

	Total Portfolio Investments (182.9%)		182.9%		384,439,518	362,896,022

	Cash Equivalents (8.1%)
	Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 0.33%		8.1%	16,204,323	16,204,323	16,204,323

					$400,643,841	$379,100,345

	Net unrealized depreciation on unfunded commitments (0.0%)					(77,000)
	Other Liabilities in Excess of Other Assets (-91.0%)					(180,625,794)

	Members’ Capital (100.0%)					$198,397,551

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8]—Commitments and Contingencies.

LIBOR—London Interbank Offered Rate, generally 1-Month or 3-Month

PRIME—Prime Rate

Geographic Breakdown of Portfolio

United States	100%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $2,781,323 and $19,274,271, respectively, for the period ended March 31, 2020. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

SCHEDULE OF INVESTMENTS

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	%of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Commercial Services & Supplies
School Specialty, Inc.		04/07/17	Delayed Draw Term Loan 16.75% inc PIK (PRIME + 9.00% , 1.00% Floor, 3.00% PIK)	1.0%	$2,530,456	11/22/20	$2,530,456	$2,386,220
School Specialty, Inc.		04/07/17	Term Loan A 16.75% inc PIK (PRIME + 9.00% , 1.00% Floor, 3.00% PIK)	7.2%	18,999,671	11/22/20	18,808,879	17,916,690

				8.2%			21,339,335	20,302,910

Construction & Engineering
Intren, LLC		07/18/17	Term Loan 8.45% (LIBOR + 6.75% , 1.25% Floor)	3.3%	9,599,462	07/18/23	9,486,125	8,063,548

Distributors
ASC Acquisition Holdings, LLC		02/25/19	Term Loan 11.80% inc PIK (LIBOR + 7.50% , 1.00% Floor, 2.50% PIK)	5.3%	17,630,702	02/22/22	17,244,854	12,905,674

Food Products
Bumble Bee Foods, LLC		11/01/19	Delayed Draw Term Loan 12.29% (LIBOR + 10.50% , 1.00% Floor)	1.0%	2,395,897	05/26/20	2,395,897	2,395,897
Bumble Bee Foods, LLC		11/01/19	DIP Term Loan 12.29% (LIBOR + 10.50% , 1.00% Floor)	1.0%	2,395,897	05/26/20	2,285,106	2,395,897
Bumble Bee Holdings, Inc.		08/15/17	Term Loan B1 13.75% inc PIK (PRIME + 7.50% , 2.00% Floor, 1.50% PIK)	12.6%	30,416,743	08/15/23	30,056,479	30,812,161
Connors Bros. Clover Leaf Seafoods Company (Canada) (an affiliate of Bumble Bee Holdings, Inc.)		08/15/17	Term Loan B2 13.75% inc PIK (PRIME + 7.50% , 2.00% Floor, 1.50% PIK)	3.6%	8,617,577	08/15/23	8,515,508	8,729,605
Harvest Hill Beverage Company		05/01/17	Term Loan A2 8.30% (LIBOR + 6.50% , 1.00% Floor)	23.8%	58,151,412	01/19/21	57,860,845	58,151,411

				42.0%			101,113,835	102,484,971

Hotels, Restaurants & Leisure
KBP Investments, LLC (1)		05/14/18	Delayed Draw Term Loan 7.42% (LIBOR + 5.50% , 1.00% Floor)	3.0%	7,370,205	05/14/23	7,370,205	7,370,205
KBP Investments, LLC		05/14/18	Term Loan 7.41% (LIBOR + 5.50% , 1.00% Floor)	6.8%	16,519,684	05/14/23	16,154,417	16,519,684
OTG Management, LLC		06/30/16	Delayed Draw Term Loan 8.90% (LIBOR + 7.00% , 1.00% Floor)	4.3%	10,564,849	08/26/21	10,532,331	10,617,674
OTG Management, LLC		06/30/16	Term Loan 9.00% (LIBOR + 7.00% , 1.00% Floor)	13.7%	33,324,731	08/26/21	33,104,634	33,491,355

				27.8%			67,161,587	67,998,918

Household Products
Nice-Pak Products, Inc.		06/12/15	Senior Secured Term Loan 7.05% (LIBOR + 5.25% , 1.50% Floor)	37.6%	92,623,354	06/12/20	92,138,141	92,160,237

Information Technology Services
ENA Holding Corporation		05/06/16	First Lien Term Loan 9.16% (LIBOR + 7.25% , 1.00% Floor)	8.6%	22,059,406	05/06/21	21,913,345	21,110,851
ENA Holding Corporation		05/06/16	Revolver 9.17% (LIBOR + 7.25% , 1.00% Floor)	1.6%	4,093,667	05/06/21	4,093,668	3,917,640

				10.2%			26,007,013	25,028,491

Internet & Direct Marketing Retail
Lulu’s Fashion Lounge, LLC		08/28/17	First Lien Term Loan 10.80% (LIBOR + 9.00% , 1.00% Floor)	4.4%	10,691,953	08/28/22	10,520,820	10,713,337

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT (continued)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	9.9%	$24,250,111	03/27/23	$24,014,848	$24,250,112

			7.55% (LIBOR + 5.75% , 1.25% Floor)
Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan	8.3%	29,035,436	07/01/21	28,920,489	20,295,770

			10.48% inc PIK (LIBOR + 8.00% , 1.00% Floor, 0.38% PIK)
TOTAL DEBT (157.0%)				157.0%			397,947,047	384,203,968

EQUITY					Shares/ Contracts		Cost
Commercial Services & Supplies
	School Specialty, Inc.		Warrant, expires 12/27/22	0.1%	308,385		78,935	78,842

Distributors
	Animal Supply Holdings LLC		Class A Common Stock	0.0%	7,455		538,610	—

TOTAL EQUITY (0.1%)				0.1%			617,545	78,842

	Total Portfolio Investments (157.1%)			157.1%			398,564,592	384,282,810

	Cash Equivalents (22.9%)
	Blackrock Liquidity Funds Fed Fund—Institutional Shares, Yield 1.52%			22.9%	56,136,774		56,136,774	56,136,774

							$454,701,366	$440,419,584

	Other Liabilities in Excess of Other Assets (-80.0%)							(195,761,840)

	Members’ Capital (100.0%)							$244,657,744

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8]—Commitments and Contingencies.

LIBOR—London Interbank Offered Rate, generally 1-Month or 3-Month

PRIME—Prime Rate

Geographic Breakdown of Portfolio

United States	98%
Canada	2%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $12,289,166 and $198,029,314, respectively, for the year ended December 31, 2019. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

	As of March 31, 2020 (unaudited)	As of December 31, 2019
Assets
Portfolio of Investments, at fair value (amortized cost of $384,440 and $398,565, respectively)	$362,896	$384,283
Cash and cash equivalents	25,497	66,749
Interest receivable	3,072	2,306
Prepaid and other assets	106	43

Total Assets	$391,571	$453,381

Liabilities
Credit facility payable	$191,000	$206,000
Interest and credit facility expenses payable	1,750	2,465
Sub-administrator and custody fees payable	331	258
Net unrealized depreciation on unfunded commitments	77	—
Audit fees payable	15	—

Total Liabilities	$193,173	$208,723

Members’ Capital	$198,398	$244,658

Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$198,398	$244,658

Members’ Capital	$198,398	$244,658

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(420,278)	(1,000)	(4,235)	(425,513)
Cumulative net income, before organization costs	164,397	704	728	165,829
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of March 31, 2020 (Unaudited)	$198,398	$—	$—	$198,398

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(372,278)	(1,000)	(4,235)	(377,513)
Cumulative net income, before organization costs	162,657	704	728	164,089
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of December 31, 2019	$244,658	$—	$—	$244,658

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2019
Investment Income:
Interest income	$9,672	$15,027
Interest income paid-in-kind	198	118
Fee income	48	1,074

Total investment income	9,918	16,219

Expenses:
Interest and credit facility expenses	2,645	4,174
Sub-administrator and custody fees	73	101
Audit fees	37	15
Insurance fees	25	23
Tax service fee	3	—
Valuation fees	—	38

Total expense	2,783	4,351

Net investment income	7,135	11,868

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss) on investments	1,944	3,661
Net change in unrealized appreciation/(depreciation) on investments	(7,339)	—

Net realized and unrealized gain/(loss) on investments	(5,395)	3,661

Net increase in Members’ Capital from operations	$1,740	$15,529

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$1,740	$15,529

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)

			For the Three Months Ended March 31, 2020
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$7,135	$—	$—	$7,135
Net realized gain/(loss) on investments	1,944	—	—	1,944
Net change in unrealized appreciation/(depreciation) on investments	(7,339)	—	—	(7,339)

Net increase in Members’ Capital resulting from operations	1,740	—	—	1,740
Net decrease in Members’ Capital resulting from capital activity
Distributions to Members	(48,000)	—	—	(48,000)

Net decrease in Members’ Capital resulting from capital activity	(48,000)	—	—	(48,000)

Total decrease in Members’ Capital	(46,260)	—	—	(46,260)

Members’ Capital, beginning of period	244,658	—	—	244,658

Members’ Capital, end of period	$198,398	$—	$—	$198,398

			For the Three Months Ended March 31, 2019
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$11,868	$—	$—	$11,868
Net change in unrealized appreciation/(depreciation) on investments	3,661	—	—	3,661

Net increase in Members’ Capital resulting from operations	15,529	—	—	15,529
Net decrease in Members’ Capital resulting from capital activity
Distributions to Members	(26,000)	—	—	(26,000)

Net decrease in Members’ Capital resulting from capital activity	(26,000)	—	—	(26,000)

Total decrease in Members’ Capital	(10,471)	—	—	(10,471)

Members’ Capital, beginning of period	325,315	—	—	325,315

Members’ Capital, end of period	$314,844	$—	$—	$314,844

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2019
Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$1,740	$15,529
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(2,583)	(810)
Proceeds from sales and paydowns of investments	19,274	20,526
Net realized (gain)/loss on investments	(1,944)	—
Net change in unrealized (appreciation)/depreciation on investments	7,339	(3,661)
Interest paid-in-kind	(198)	(118)
Accretion of discount	(424)	(1,333)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	(766)	190
(Increase) decrease in prepaid and other assets	(63)	22
Increase (decrease) in interest and credit facility expenses payable	(715)	(13)
Increase (decrease) in sub-administrator and custody fees payable	73	99
Increase (decrease) in audit fees payable	15	(35)
Increase (decrease) in other fees payable	—	(1)

Net cash (used in) provided by operating activities	21,748	30,395

Cash Flows from Financing Activities
Distributions to Members	(48,000)	(26,000)
Repayments of credit facility	(15,000)	(8,000)

Net cash (used in) provided by financing activities	(63,000)	(34,000)

Net increase (decrease) in cash	(41,252)	(3,605)

Cash and cash equivalents, beginning of period	66,749	26,520

Cash and cash equivalents, end of period	$25,497	$22,915

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility—interest and unused fee paid	$3,349	$4,175
Credit facility—administrative fee paid	$11	$—

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of March 31, 2020, aggregate commitments and commitments funded were as follows:

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2020

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of March 31, 2020 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the period ended March 31, 2020 and 2019, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Subsequent Events: The Management Committee evaluated the activity of the Fund through May 11, 2020, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

The recent global outbreak of COVID-19 has disrupted economic markets and its corresponding impact on the financial results of the Company depend on highly uncertain and unpredictable future developments such as the duration and spread of the outbreak and related advisories and restrictions. If the financial markets and/or the overall economy are impacted for an extended period, the future financial results of the Company may be materially affected.

3.	INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2020

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of March 31, 2020.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$362,896,022	$362,896,022

Equity	$—	$—	$—	$—

Cash equivalents	$16,204,323	$—	$—	$16,204,323

Total	$16,204,323	$—	$362,896,022	$379,100,345

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2019.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$384,203,968	$384,203,968

Equity	$—	$—	$78,842	$78,842

Cash equivalents	$56,136,774	$—	$—	$56,136,774

Total	$56,136,774	$—	$384,282,810	$440,419,584

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the period ended March 31, 2020:

	Debt	Equity
Balance at December 31, 2019	$384,203,968	$78,842
Accreted Discounts	423,502	—
Purchases[1]	2,781,323	—
Sales and paydowns	(19,274,271)	—
Realized gain/(loss)	1,944,372	—
Change in unrealized appreciation/(depreciation)	(7,182,872)	(78,842)

Balance at March 31, 2020	$362,896,022	$—

Change in unrealized appreciation/(depreciation) in investments still held as of March 31, 2020	$(6,102,302)	$(78,842)

[1]	Purchases of Debt include payment in-kind (PIK) interest of $197,839.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

During the period ended March 31, 2020, the Fund did not have any transfers between levels.

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2019:

Balance at December 31, 2018	$555,787,238	$16,189,994
Accreted Discounts	14,051,589	—
Purchases[1]	11,671,621	617,545
Sales and paydowns	(181,331,162)	(16,698,152)
Realized gain/(loss)	(35,890)	6,077,128
Change in unrealized appreciation/(depreciation)	(15,939,427)	(6,107,673)

Balance at December 31, 2019	$384,203,968	$78,842

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2019	$(1,935,116)	$(538,703)

[1]	Includes payment in-kind (PIK) interest of $2,925,402, of which $2,846,467 and $78,935 are attributable to Debt and Equity, respectively.

During the year ended December 31, 2019, the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

Equity, (Level 3), includes warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2020

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of March 31, 2020.

Investment Type	Fair Value at March 31, 2020	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$325,893,824	Income Method	Discount Rate	6.0% to 21.6%	11.2%	Decrease
Debt	22,347,252	Market Method	EBITDA Multiple	4.5x to 5.5x	N/A	Increase
Debt	14,654,946	Income Method	Discount Rate	11.1% to 12.9%	12.0%	Decrease
		Market Method	EBITDA Multiple	6.5x to 7.5x	N/A	Increase
			Revenue Multiple	0.13x to 0.18x	N/A	Increase

Total Debt	$362,896,022

Equity	$—	Market Method	EBITDA Multiple	6.5x to 7.5x	N/A	Increase
			Revenue Multiple	0.13x to 0.18x	N/A	Increase
Equity	—	Income Method	Discount Rate	14.8% to 16.8%	15.8%	Decrease

Total Equity	$—

Total	$362,896,022

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2019.

Investment Type	Fair Value at December 31, 2019	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$278,302,505	Income Method	Discount Rate	5.9% to 14.7%	7.9%	Decrease
Debt	64,629,330	Market Method	EBITDA Multiple	6.3x to 8.5x	N/A	Increase
Debt	20,302,910	Income Method	Take-Out Indication	100% to 100%	100.0%	Increase
			Discount Rate	18.6% to 23.2%	20.4%	Decrease
Debt	12,905,674	Income Method	Take-Out Indication	100% to 100%	100.0%	Increase
		Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Debt	8,063,548	Income Method	Discount Rate	14.2% to 17.9%	16.8%	Decrease
		Market Method	EBITDA Multiple	3.8x to 4.8x	N/A	Increase

Total Debt	$384,203,967

Equity	$78,842	Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase

Total	$384,282,809

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2020

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of March 31, 2020 and December 31, 2019, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through March 31, 2020 and December 31, 2019 the Adviser was paid directly $1,620,558 and $1,573,043, respectively, of which $47,515 and $1,129,235 were paid during the period ended March 31, 2020 and the year ended December 31, 2019, respectively. Since Inception of the Fund through March 31, 2020 and December 31, 2019 the Fund has recognized $1,620,558 and $1,573,043, respectively, of these fees.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of March 31, 2020 and December 31, 2019, there were $191,000,000 and $206,000,000, respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of March 31, 2020 and December 31, 2019 the all-in rate of interest is, 5.26% and 5.41%, respectively.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

The summary information regarding the Credit Facility for the period ended March 31, 2020 and 2019 is as follows (dollar amounts in thousands):

	Three Months Ended March 31,
	2020	2019
Credit facility interest expense	$2,634	$4,163
Unused fees	—	—
Administrative fees	11	11
Origination expense	—	—
Surveillance expense	—	—

Total	$2,645	$4,174

Weighted average interest rate	5.31%	6.17%
Average outstanding balance	$199,406,593	$273,377,778

As of March 31, 2020 and December 31, 2019, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2020

8.	COMMITMENTS AND CONTINGENCIES

At March 31, 2020, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized (depreciation)
KBP Investments, LLC	September 2021	$3,666,683	$(77,000)

Total		$3,666,683	$(77,000)

At December 31, 2019, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized (depreciation)
KBP Investments, LLC	September 2021	$3,958,075	$—

Total		$3,958,075	$—

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the period ended March 31, 2020 and 2019:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
	Members	Members
As a percentage of average members’ capital
Net investment income ratio (annualized) [1]	12.84%	14.95%

Expense ratios (annualized) [1]
Operating expenses	5.01%	5.48%

Total expense ratio	5.01%	5.48%

[1]	The net investment income and expense ratio are calculated for the Members taken as a whole.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 11.9% and 12.3% through March 31, 2020 and 2019, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111